Filed Pursuant to Rule 433

Registration Nos. 333-199736

333-199736-01

SHELL INTERNATIONAL FINANCE B.V.

1.375% Guaranteed Notes due 2019

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated September 7, 2016

US$1,000,000,000 1.375% Guaranteed Notes due 2019:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	1.375% Guaranteed Notes due 2019 (the “2019 Notes”)

Total principal amount being issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2019 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	September 12, 2016

Guarantee:	Payment of the principal of and interest on the 2019 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	September 12, 2019

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	1.375% per annum

Date interest starts accruing:	September 12, 2016

Interest payment dates:	March 12 and September 12 of each year, subject to the Day Count Convention.

First interest payment date:	March 12, 2017

Benchmark Treasury:	0.750% due August 15, 2019

Benchmark Treasury yield:	0.855%

Spread to Benchmark Treasury:	53 bps

Yield to maturity:	1.385%

Selling concession:	0.060%

Reallowance:	0.040%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2019 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	February 26 and August 28 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2019 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2019 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2019 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2019 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2019 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2019 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 7, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2019 Notes issued pursuant to the prospectus supplement. These additional 2019 Notes will be deemed part of the same series as the 2019 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2019 Notes the right to vote together with holders of the 2019 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.971%; Total: $999,710,000

Proceeds, before expenses, to Issuer:	Per Note: 99.871%; Total: $998,710,000

Underwriters:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 BU5

ISIN:	US822582BU55

SHELL INTERNATIONAL FINANCE B.V.

1.750% Guaranteed Notes due 2021

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated September 7, 2016

US$1,000,000,000 1.750% Guaranteed Notes due 2021:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	1.750% Guaranteed Notes due 2021 (the “2021 Notes”)

Total principal amount being issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2021 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	September 12, 2016

Guarantee:	Payment of the principal of and interest on the 2021 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	September 12, 2021

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	1.750% per annum

Date interest starts accruing:	September 12, 2016

Interest payment dates:	March 12 and September 12 of each year, subject to the Day Count Convention.

First interest payment date:	March 12, 2017

Benchmark Treasury:	1.125% due August 31, 2021

Benchmark Treasury yield:	1.123%

Spread to Benchmark Treasury:	70 bps

Yield to maturity:	1.823%

Selling concession:	0.072%

Reallowance:	0.048%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2021 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	February 26 and August 28 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2021 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2021 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2021 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2021 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2021 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2021 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 7, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2021 Notes issued pursuant to the prospectus supplement. These additional 2021 Notes will be deemed part of the same series as the 2021 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2021 Notes the right to vote together with holders of the 2021 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.653%; Total: $996,530,000

Proceeds, before expenses, to Issuer:	Per Note: 99.533%; Total: $995,330,000

Underwriters:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 BW1

ISIN:	US822582BW12

SHELL INTERNATIONAL FINANCE B.V.

2.500% Guaranteed Notes due 2026

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated September 7, 2016

US$1,000,000,000 2.500% Guaranteed Notes due 2026:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.500% Guaranteed Notes due 2026 (the “2026 Notes”)

Total principal amount being issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2026 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	September 12, 2016

Guarantee:	Payment of the principal of and interest on the 2026 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	September 12, 2026

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.500% per annum

Date interest starts accruing:	September 12, 2016

Interest payment dates:	March 12 and September 12 of each year, subject to the Day Count Convention.

First interest payment date:	March 12, 2017

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury yield:	1.536%

Spread to Benchmark Treasury:	108 bps

Yield to maturity:	2.616%

Selling concession:	0.120%

Reallowance:	0.080%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2026 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	February 26 and August 28 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2026 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2026 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2026 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2026 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2026 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2026 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 7, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2026 Notes issued pursuant to the prospectus supplement. These additional 2026 Notes will be deemed part of the same series as the 2026 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2026 Notes the right to vote together with holders of the 2026 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 98.985%; Total: $989,850,000

Proceeds, before expenses, to Issuer:	Per Note: 98.785%; Total: $987,850,000

Underwriters:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 BX9

ISIN:	US822582BX94

SHELL INTERNATIONAL FINANCE B.V.

3.750% Guaranteed Notes due 2046

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated September 7, 2016

US$1,250,000,000 3.750% Guaranteed Notes due 2046:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	3.750% Guaranteed Notes due 2046 (the “2046 Notes”)

Total principal amount being issued:	US$1,250,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2046 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	September 12, 2016

Guarantee:	Payment of the principal of and interest on the 2046 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	September 12, 2046

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.750% per annum

Date interest starts accruing:	September 12, 2016

Interest payment dates:	March 12 and September 12 of each year, subject to the Day Count Convention.

First interest payment date:	March 12, 2017

Benchmark Treasury:	2.500% due May 15, 2046

Benchmark Treasury yield:	2.226%

Spread to Benchmark Treasury:	155 bps

Yield to maturity:	3.776%

Selling concession:	0.255%

Reallowance:	0.170%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2046 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	February 26 and August 28 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2046 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2046 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2046 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2046 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2046 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus in each case accrued interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2046 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 7, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2046 Notes issued pursuant to the prospectus supplement. These additional 2046 Notes will be deemed part of the same series as the 2046 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2046 Notes the right to vote together with holders of the 2046 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.536%; Total: $1,244,200,000

Proceeds, before expenses, to Issuer:	Per Note: 99.111%; Total: $1,238,887,500

Underwriters:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 BY7

ISIN:	US822582BY77

SHELL INTERNATIONAL FINANCE B.V.

Floating Rate Guaranteed Notes due 2019

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated September 7, 2016

US$500,000,000 Floating Rate Guaranteed Notes due 2019:

Issuer:	Shell International Finance B.V.

Guarantor:	Royal Dutch Shell plc

Title:	Floating Rate Guaranteed Notes due 2019 (the “2019 Floating Rate Notes”)

Total principal amount being issued:	US$500,000,000

Guarantor Credit Ratings*:	Aa2/Negative Outlook by Moody’s Investors Service, Inc. A/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2019 Floating Rate Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3):	September 12, 2016

Guarantee:	Payment of the principal of and interest on the 2019 Floating Rate Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	September 12, 2019

Day count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on September 8, 2016, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date interest starts accruing:	September 12, 2016

Interest Payment Dates:	March 12, June 12, September 12 and December 12 of each year, subject to the Day Count Convention.

First interest payment date:	December 12, 2016

Spread:	35 bps

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on September 12, 2016, and will end on, but not include, the first Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2019 Floating Rate Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The fifteenth calendar day preceding the relevant Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2019 Floating Rate Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2019 Floating Rate Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 22 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2019 Floating Rate Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	There is no optional make-whole redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2019 Floating Rate Notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 7, 2016, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2019 Floating Rate Notes issued pursuant to the prospectus supplement. These additional 2019 Floating Rate Notes will be deemed part of the same series as the 2019 Floating Rate Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2019 Floating Rate Notes the right to vote together with holders of the 2019 Floating Rate Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 100.000%; Total: $500,000,000

Proceeds, before expenses, to Issuer:	Per Note: 99.900%; Total: $499,500,000

Underwriters:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

CUSIP Number:	822582 BV3

ISIN:	US822582BV39

Calculation Agent:	Deutsche Bank Trust Company Americas

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the 2019 Floating Rate Notes shall be conclusive and binding on the holders of 2019 Floating Rate Notes, ROYAL DUTCH SHELL PLC, SHELL INTERNATIONAL FINANCE B.V. and the trustee, absent manifest error.

* * * * * * * *

*	Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Royal Dutch Shell plc. The 2019 Notes, the 2021 Notes, the 2026 Notes, the 2046 Notes and the 2019 Floating Rate Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision and withdrawal at any time.

The Issuer estimates that the expenses in connection with the offering of the 2019 Notes, the 2021 Notes, the 2026 Notes, the 2046 Notes and the 2019 Floating Rate Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$478,325
Printing	14,500
Legal Fees and Expenses	120,000
Accounting Fees and Expenses	75,000
NYSE Listing Fees	75,000
Trustee’s Fees and Expenses	10,000

Total	$772,825

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or emailing prospectus@citi.com, or by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.